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                                                                  EXHIBIT 99.329

                          DEVELOPING BOOKOUT CAPABILITY

                                  SCOPE OF WORK

The development of a bookout capability will include two major tasks:

1. Develop software to match imports and exports at a scheduling point that can be netted out of the import/export schedules passed to the ISO as well as determine all relevant billable quantities for the settlements of such imports and exports.

2. Specifying the changes that will be required for the settlements system and all other parts of the PX system to correctly settle for imports/exports that are netted out as well as those that are not netted out.

Task 1 -- Develop application that matches imports and exports (see attached):

i. Extract the initial preferred schedules (IPSs) and schedule adjustment bids (SABs) for imports and exports at a scheduling point (SP) that were submitted by the PX participants for an hour in the day-ahead (or hour-ahead) market from the CORE system.

ii. Match the imports and exports that indicate their desire to participate in the bookout process at a SP to determine the initial preferred net import/export at the SP. [Match the lowest cost imports with the highest value exports as indicated by their SABs using the algorithm described in the white paper.]

iii. Map each import or export that indicates its desire to participate in the bookout process into an import component and an export component. Develop the IPSs and SABs for these newly defined imports and exports according to the algorithm defined in the white paper so that the ISO only sees the net import or export during its congestion management process.

iv. Write the modified imports and exports, their IPSs and SABs into the ISODAB and CORE systems.

v. After the ISO performs congestion management, retrieve the modified imports and exports and theft final schedules (FSs) from the ISODAB.

vi. Using the inverse of the mapping defined in (iii) to reconstruct the final schedules for the imports and exports originally defined by the PX participants.

vii. Match the imports and exports that indicate their desire to participate in the bookout process at a SP to determine the final net import/export at the SP. Match the lowest cost imports with the highest value exports as indicated by their SABs using the algorithm described in the white paper. Determine the net import/export at the SP in the final schedule.

viii. Send information to participants informing them of the imports and exports that were matched in the netting process and that bypass the ISO. Also inform them of the remaining imports and exports that will be delivered to or from the ISO control area. This will be required for NERC tagging.

ix. Calculate all billable quantities for the net imports/exports as well as the imports/exports that were netted out by the matching process.

Task 2 -- Specify all changes required in the CORE and Settlements systems to address Bookout capability.

x.    Implementation to be done by HandE1-OM.



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           PRICE ESTIMATE FOR DEVELOPMENT OF THE BOOKOUT APPLICATIONS

An estimated price of $500,000, plus reasonable travel expenses, is expected to cover the cost of Bookout application development per scope stated above. The Power Exchange and Perot Systems will need to work together to develop a more detailed scope, a project plan and a more detailed cost estimate for this development work.



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